EXHIBIT  3.1

                              AMENDED  AND  RESTATED
                           ARTICLES  OF  INCORPORATION
                                       OF
                           PEP  EQUITIES  CORPORATION

ARTICLE  I  -  NAME  AND  MAILING  ADDRESS

The name of the corporation is PEP Equities Corporation, and the mailing address of the corporation is 1432 Court Street, Clearwater, Florida 33756-6147.

ARTICLE  II-  DURATION

The  corporation  shall  have  perpetual  existence.

ARTICLE  III-  PURPOSE

The corporation may engage m any activity or business permitted under the laws of the State of Florida.

ARTICLE  IV  -  CAPITAL  STOCK

The corporation shall increase its authorized shares of capital stock to Seventy-Five Million (75,000,000) shares, designated as follows (a) Fifty


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Million  (50,000,000)  shares of common stock, par value $ .001 per share, which shall be designated as "Common Stock", and (b) Twenty-Five Million shares of preferred stock, no par value per share, which shall be designated "preferred stock", to be issued in such series with such designations, rights, privileges and preferences, dividends, splits, conversions or other issues as shall be determined from time to time by the board of directors of the corporation.

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ARTICLE  V  REGISTERED  OFFICE  AND  REGISTERED  AGENT

The street address of the registered office of the corporation is 1432 Court Street, Clearwater, Florida 33756-6147, and the name of the registered agent of the corporation at that address is Robert Montemarano.

ARTICLE  VI-  INDEMIFICATION

The corporation reserves the right to amend or repeal any provision contained in the Articles of Incorporation, or any amendment thereto, and any right conferred upon the shareholders is subject to this reservation.

The undersigned hereby certifies that the sole director of the corporation adopted these Amended and Restated Articles of Incorporation on the 9th day of June 1998.

In witness whereof the undersigned has executed these Amended and Restated Articles of Incorporation of the Corporation as of the 9th day of June 1998.


                                        /s/ Robert Montemarano
                                        --------------------------------------
                                        Robert  Montemarano
                                        President


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